Exhibit 5.1

Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

OFFICES Wells Fargo Capitol Center 150 Fayetteville Street, Suite 2300 Raleigh, North Carolina 27601	January 16, 2015	MAILING ADDRESS P.O. Box 2611 Raleigh, North Carolina 27602-2611
TELEPHONE: (919) 821-1220 FACSIMILE: (919) 821-6800

Four Oaks Fincorp, Inc.
6114 US 301 South
Four Oaks, North Carolina 27524

Re:	Four Oaks Fincorp, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Four Oaks Fincorp, Inc., a North Carolina corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), of 1,920,000 shares of the Company’s common stock, $1.00 par value per share (the “Shares”), for issuance under the Company’s 2015 Restricted Stock Plan (the “Plan”), and the associated rights to purchase Series A Preferred Stock (the “Rights”) issuable pursuant to the Tax Asset Protection Plan, dated as of August 18, 2014, between the Company and Registrar and Transfer Company, as Rights Agent (the “Rights Agreement”).

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K promulgated pursuant to the Act.

We have examined the Articles of Incorporation of the Company, as amended, the Bylaws of the Company, certain resolutions of the Board of Directors of the Company, the Rights Agreement and such other corporate documents, records, and matters of law as we have deemed appropriate for purposes of this opinion.  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conforming to originals of all documents submitted to us as certified copies or photocopies, and the authenticity of originals of such latter documents.  With respect to certain facts, we have considered it appropriate to rely upon certificates or other comparable documents of public officials and officers of the Company.

Based upon and subject to the foregoing and the assumptions, limitations and qualifications stated below, and in reliance thereon, it is our opinion that:

(1) The Shares have been duly authorized, and when issued and delivered against payment therefor in accordance with the Plan as described in the Registration Statement and upon either (a) the countersigning of the certificates representing the Shares by a duly authorized signatory of the registrar for the Company’s common stock, or (b) the book entry of the Shares by the transfer agent for the Company’s common stock, will be validly issued, fully paid, and nonassessable.

(2)  When issued in accordance with the Rights Agreement, the Rights will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, except as may be limited by (a) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether considered in a proceeding in equity or at law), which may, among other things, deny rights of specific performance.

Four Oaks Fincorp, Inc.
January 16, 2015

In rendering the opinion set forth in paragraph 2 above, we (i) express no opinion as to the determination that a court may make regarding whether the Company’s Board of Directors would be required to redeem or terminate, or take other action with respect to, the Rights or the Rights Agreement in the future based on the facts and circumstances existing at the time, (ii) have assumed that the members of the Company’s Board of Directors have acted in a manner consistent with their fiduciary duties as required under applicable law in approving and adopting the Rights Agreement, and (iii) have addressed the Rights and the Rights Agreement in their entirety, and we have not addressed whether the invalidity of any particular provision of the Rights Agreement or the Rights issued thereunder would result in invalidating the Rights in their entirety.

We express no opinion as to any matter other than as expressly set forth above, and no opinion, other than the opinions given herein, may be inferred or implied herefrom.  These opinions are limited to matters governed by the laws of the State of North Carolina, and we express no opinion as to the laws of any other jurisdiction.  The opinions expressed herein do not extend to compliance with federal and state securities laws relating to the sale of the Shares or the issuance of the Rights.

Our opinions are as of the date hereof, and we do not undertake to advise you of matters that might come to our attention subsequent to the date hereof which may affect our legal opinions expressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to us in the Registration Statement and any amendment thereto.  Such consent shall not be deemed to be an admission that our firm is within the category of persons whose consent is required under Section 7 of the Act or the regulations promulgated pursuant to the Act.

Sincerely yours,

SMITH, ANDERSON, BLOUNT, DORSETT,
MITCHELL & JERNIGAN, L.L.P.

/s/ Smith, Anderson, Blount, Dorsett, Mitchell &
Jernigan, L.L.P.